Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our Report of Independent Registered Public Accounting Firm dated April 15, 2010 covering the related consolidated balance sheet of Worldwide Energy & Manufacturing USA, Inc. and Subsidiaries as of December 31, 2009, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for the year ended  December 31, 2009, included  in this Registration  Statement on Form S-1 and related Prospectus of Worldwide Energy & Manufacturing USA, Inc. and  Subsidiaries filed on April 15, 2010 registering 4,046,569 shares of common stock held by selling stockholders. We also consent to the reference to us under the heading "Experts" in such Registration Statement and related Prospectus.

/s/ WINDES & MCCLAUGHRY

Windes & McClaughry Accountancy Corporation

Irvine, California

April 15, 2010